Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 30, 2025, relating to the consolidated financial statements of AIxCrypto Holdings, Inc. (formerly known as Qualigen Therapeutics, Inc.) as of and for the year ended December 31, 2024 appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

San Francisco, California

July 27, 2026